Faegre Drinker Biddle & Reath LLP 1177 Avenue of the Americas, 41st Floor New York, New York 10036 +1 212 248 3140 main +1 212 248 3141 fax

June 27, 2024

Partners Group Private Equity (Master Fund), LLC
1114 Avenue of the Americas
37th Floor
New York, NY 10036

Re:	Partners Group Private Equity (Master Fund), LLC

Ladies and Gentlemen:

We have acted as counsel to Partners Group Private Equity (Master Fund), LLC, a Delaware limited liability company (the “Fund”), in connection with the filing of the Fund’s registration statement including any amendment thereto (the “Registration Statement”) to register under the Securities Act of 1933 shares of beneficial interest representing interests in the Fund. The Fund offers two classes of shares (the “Shares”), Class A Shares and Class I Shares.

In this connection we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate and other records, certificates and other papers as we deemed it necessary to examine for the purpose of this opinion, including the Fund’s Amended and Restated Limited Liability Company Agreement (the “LLC Agreement”) and resolutions adopted by the Board of Managers, and have considered such other legal and factual matters as we have considered necessary.

This opinion is based exclusively on the laws of the State of Delaware.

We have assumed the following for this opinion:

1.       The Shares will be issued in accordance with the Fund’s LLC Agreement and resolutions of the Board of Managers relating to the creation, authorization and issuance of the Shares.

2.       The Shares will be issued against consideration therefor as described in the Fund’s prospectus relating thereto, and that such consideration will have been at least equal to the applicable net asset value.

Based on the foregoing, it is our opinion that:

1.       The Shares to be issued pursuant to the Registration Statement have been duly authorized for issuance by the Fund; and

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2.       When issued and paid for upon the terms provided in the Registration Statement, the Shares to be issued pursuant to the Registration Statement will be validly issued, fully paid and non-assessable by the Fund.

We hereby consent to the filing of this opinion with the Securities and Exchange Commission as an exhibit to Pre-Effective Amendment No. 2 to the Registration Statement of the Fund. Except as provided in this paragraph, the opinion set forth above is expressed solely for the benefit of the addressee hereof in connection with the matters contemplated hereby and may not be relied upon by, or filed with, any other person or entity or for any other purpose without our prior written consent.

We hereby consent to the use of our name and to the references to our Firm in the Prospectus and Statement of Additional Information included in the Registration Statement. In giving such consent, however, we do not admit that we are within the category of persons whose consent is required under Section 7 of the 1933 Act or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours, FAEGRE DRINKER BIDDLE & REATH LLP